UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2025

DIRTT ENVIRONMENTAL SOLUTIONS LTD

(Exact name of Registrant as Specified in Its Charter)

Canada	001-39061	98-1813900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7303 30th Street S.E.
Calgary, Alberta		T2C 1N6
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (403) 723-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On November 26, 2025, Scott Robinson, previously Chairman of the Board of Directors (the “Board”) of DIRTT Environmental Solutions Ltd. (the “Company”), was appointed as Executive Chairman of the Board. In this new role, Mr. Robinson will coordinate implementation of the strategic plan for the Company established by the Board and the Company’s executive team, execute on business and operational transformation efforts, and oversee the work of the newly appointed Chief Transformation Officer. During his tenure as Executive Chairman, Mr. Robinson will continue to receive the compensation customarily payable to a non-employee member of the Board, but will also receive an annualized base salary of $125,000 to be paid equally in cash and equity of the Company pursuant to the Company’s Third Amended and Restated Long Term Incentive Plan (the “LTIP”).

On the same date, the Board also appointed Adrian Zarate, a member of the Board, to serve as the Chief Transformation Officer and subsequently entered into an employment agreement (the “Employment Agreement”) to document the terms of his employment in this role. In addition to his role as Chief Transformation Officer, Mr. Zarate will remain on the Board. As Chief Transformation Officer, Mr. Zarate will work with Mr. Robinson and the Company’s executive team to implement financial aspects of the Company’s transformation plan. The Employment Agreement provides that during his tenure as Chief Transformation Officer, Mr. Zarate will continue to receive the compensation customarily payable to a non-employee member of the Board, but will also receive an annualized base salary of $200,000 and be eligible to participate in the health and dental plans of the Company. Mr. Zarate will not be eligible to participate in the Company’s Variable Pay Plan, Employee Share Purchase, or any other cash bonus plan. The Employment Agreement provides for temporary accommodations and includes non-competition, non-solicitation, and confidentiality obligations. The Employment Agreement has an initial term ending on June 30, 2026.

Mr. Zarate will not be eligible to receive annual equity awards in the normal course under the LTIP; however, Mr. Zarate will be granted 200,000 vested shares and 752,000 performance share unit (“PSU”) awards in connection with his appointment as Chief Transformation Officer. The vested shares granted to Mr. Zarate will be delivered in November of 2025. Settlement of the PSUs granted to Mr. Zarate is contingent upon the attainment of certain performance hurdles related to the Company’s transformation plan. In connection with his appointment as Chief Transformation Officer, Mr. Zarate will cease to serve on the Corporate Governance and Compensation Committee and Shally Pannikode, an independent member of the Board, will be appointed to the Corporate Governance and Compensation Committee.

The Board’s intent is that Messrs. Robinson and Zarate will serve in the new executive roles described above for a limited period of time in order to provide additional support to the Company as it implements the transformation plan designed by the Board and the Company’s executive team.

Finally, on November 26, 2025, the Board appointed Holly Hess Groos to serve as Lead Independent Director of the Board.

The information set forth under Item 8.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1*	Press release dated November 26, 2025

104	Cover Page Interactive Data (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIRTT Environmental Solutions Ltd.

Date:	November 26, 2025	By:	/s/ Fareeha Khan
Fareeha Khan Chief Financial Officer